EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective the 1st day of August, 2011, by and between Parlux Fragrances, Inc. (the "Company") and Raymond J. Balsys (the "Executive" and, together with the Company, the "Parties").

WHEREAS, the Company desires to employ the Executive and the Executive agrees to be employed by the Company as the Chief Financial Officer (“CFO”) of the Company on the terms and conditions set forth in this Agreement;

WHEREAS, the terms of this Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the "Committee").

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Position and Duties.  The Company hereby agrees to employ the Executive and the Executive hereby accepts and agrees to serve as CFO of the Company.  The Executive shall report to the Board.  Subject to the advice, consent and direction of the Company's Board of Directors, the Executive will perform all duties and responsibilities and will have all authority inherent in the position of CFO.

2.
Term of Agreement and Employment.  The term of the Executive's employment under this Agreement will commence on the August 1, 2011 and end on July 31, 2012, unless terminated earlier pursuant to the terms of this Agreement.

3.	Definitions.

A.
Cause.  For purposes of this Agreement, “Cause” for the termination of the Executive’s employment hereunder shall be deemed to exist if, in the good faith judgment of the Company’s Board of Directors:  (i) the Employee commits fraud, theft or embezzlement; (ii) the Employee commits an act of dishonesty affecting the Company or a felony or a crime involving moral turpitude; (iii) the Employee breaches any non-competition, confidentiality or non-solicitation agreement with the Company; (iv) the Employee breaches any of the material terms of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; (v) the Employee engages in gross negligence or willful misconduct that causes unreasonable harm to the business and operations of the Company; or (vi) the Executive’s unreasonable failure or refusal to diligently perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement.

B.
Company Transaction Events. For purposes of this Agreement, (i) a "Going Private Event” means a transaction in which 90% or more of the issued and outstanding shares of the capital stock of the Company are to be sold or exchanged (pursuant to an agreement, tender or exchange offer or otherwise) by the holders thereof for cash or for securities, so that upon the closing of such a transaction (or a second step merger related thereto), Parlux common stock is no longer traded on any public stock exchange (e.g., Nasdaq, AMEX, NYSE, etc.) or recognized trading market (e.g., Nasdaq OTCBB) and the holders of Parlux common stock prior to the closing of such a transaction hold cash or non-publicly traded securities in a private company after the transaction, (ii) a "Company Merger Event" means a transaction in which 90% or more of the issued and outstanding shares of the capital stock of the Company are to be exchanged (pursuant to an agreement, exchange offer or otherwise) by the holders thereof for securities of any public company, so that upon the closing of such a transaction (or a second step merger related thereto), all Parlux common stock has been exchanged or converted into securities of a public company that are traded on a public stock exchange (e.g., Nasdaq, AMEX, NYSE, etc.) or recognized trading market (e.g., Nasdaq OTCBB) and the holders of Parlux common stock prior to the closing of such a transaction hold publicly traded securities in a public company after the transaction.

C.
Good Reason.  For purposes of this Agreement, termination by the Executive of his employment for "Good Reason" shall mean a termination by the Executive following a "Good Reason Event" provided (i) the Executive provides notice to the Company of such Good Reason Event within 90 days of the initial existence of such Good Reason Event; (ii) the notice provides the Company with 30 days during which it may remedy the Good Reason Event; and (iii) the Company fails to remedy the Good Reason Event within such 30 day period.  A "Good Reason Event shall be deemed to occur upon (i) a material diminution in the Executive’s authority, duties, or responsibilities or (ii) any action or inaction of the Company which constitutes a material breach of this Agreement, or (iii) if any Going Private Event or Company Merger Event closes with a  successor entity acquiring the  business and  operations of the Company and such successor entity does not, within (10) days following the closing, expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would have been required to perform had no such successor entity acquired the Company business and operations.

4.	Compensation.

A.	Annual Base Salary. Unless terminated pursuant to Section 8 hereof, Executive shall be paid at a rate equal to an annual base salary of $262,500 (Two Hundred Sixty-Two Thousand Five Hundred Dollars, as applicable, the "Annual Base Salary"). The Annual Base Salary shall be payable at such regular times and intervals as the Company customarily pays its executives from time to time. The Company maintains the sole discretion to determine what, if any, salary adjustments will be made to the Annual Base Salary, as determined within the sole discretion of the Board of Directors of Company.

B.	Executive Bonus Plan. The Executive shall be entitled to participate in an executive bonus plan (the “Bonus Plan”), the terms and conditions of which shall be established by the Committee for each fiscal year and which will provide that Executive will be able to earn an annual bonus of up to 50% of the Annual Base Salary, based upon achievement by the Company of certain financial measures and management objectives as determined by the Committee. To the extent earned, bonuses shall be paid no later than 75 days following the end of the fiscal year in which the bonus was earned.

5.
Executive Benefits.  The Executive will be entitled to four weeks of paid vacation per fiscal year.  Except as otherwise provided in this Agreement, the Executive will be eligible for and may participate in, without action by the Board or any committee thereof, any benefits and perquisites available to executive officers of the Company, including any group health, dental, disability, or other form of executive benefit plan or program of the Company existing from time to time on the same terms and conditions as is available to all other executives (collectively, the "Executive Benefits").  Executive shall receive additional term life insurance coverage with an annual cost to the Company not to exceed $2,000 per year, and shall be provided with an automobile allowance of $800 per month, at the Company’s expense.

6.
Stock Options. As additional consideration for the Executive's services hereunder and the covenants contained herein, the Company shall grant Executive an option (the "Option") to purchase 25,000 shares of common stock of the Company (the "Common Stock") pursuant to the Company's 2007 Stock Incentive Plan (the "2007 Plan").  The Option (i) shall provide for an exercise price equal to the market price of the Common Stock as of the close of trading on the Nasdaq National Market on the date of this agreement, and (ii) shall further provide that the 50% of the Option shall vest and be exercisable on August 1, 2011 and the remaining 50% shall vest at the expiration of the agreement on July 31, 2012.

7.
Death or Disability.  The Executive's employment will terminate immediately upon the Executive's death.  If the Executive becomes physically or mentally disabled so as to become unable for a period of more than three consecutive months to perform the Executive's duties hereunder on a substantially full-time basis, the Executive's employment will terminate as of the end of such three-month and this shall be considered a "disability" under this Agreement.  The Executive agrees to submit to reasonable examination by a licensed physician selected by the Company to confirm existence or extent of any disability.  Such termination shall not affect the Executive's benefits under the Company's disability insurance program, if any, then in effect.

8.
Termination.  The Executive may terminate this Agreement for any reason upon not less than one Thirty (30) days written notice.  The Company may terminate this Agreement for Cause with no prior notice, or for any other reason upon Thirty (30) days written notice.

A.
Termination of Employment Other Than by Resignation of Executive or Termination for Cause. Upon the termination of this Agreement for any reason (including termination of employment by the Executive for Good Reason, termination by the Company without Cause, or termination upon the death or disability of the Executive) other than by the resignation of Executive without Good Reason or a termination by the Company for Cause, the following shall apply:

(i)
Termination Payment.  The Executive, or his estate and heirs following his death, shall be entitled (A) to continue to receive, except as provided in Section 10 of this Agreement, an amount equal to one-half (1/2) his Annual Base Salary in effect at the time of such termination, paid in accordance with the Company’s regular payroll practices over a period of six (6) months following the date of such termination (the “Severance Period”)” (B) to have any unvested portion of his Option fully vest as of the date of such termination and (C) except as provided in Section 10 of this Agreement, to be paid, any bonus that would have been earned by Executive through the date of termination at such time as the bonus would have otherwise been paid if Executive’s employment had not been terminated (the “Termination Payment”). The termination payment shall be determined after the end of the Company’s fiscal year during which the termination occurs and shall be based solely on the actual results for such fiscal year and shall not exceed a pro rata portion of the actual bonus the Executive would otherwise have been eligible to receive had the Executive remained employed with the Company for the full fiscal year. The Executive shall not be required to mitigate the amount of any payment provided in this section 8.A for any reason including seeking other employment, and the amount of any payment during the Severance Period shall not be reduced or offset by any compensation earned by the Executive as a result of employment by another employer during the Severance Period.

(ii)
Termination Benefits. The Company shall continue to provide the Executive with the Executive Benefits for a period of twelve (12) months following the date of termination in accordance with Section 10 of this Agreement, except Executive Benefits shall cease should the Executive commence employment with another employer during the Severance Period.

(iii)
Condition to Severance. In the event Executive breaches any of the covenants contained in Section 9, then (A) the Company shall have no further obligation to make Termination Payments to Executive or to continue to provide the Executive Benefits to Executive, and (B) any unexercised Option shall be forfeited and be cancelled.

B.
Termination of Employment by Resignation of Executive or by the Company With Cause. Upon the termination of Executive’s employment by the Company with Cause or the resignation of the Executive without Good Reason, the Executive shall be due no further compensation under this Agreement other than what is due and owing through the effective date of Executive’s resignation or termination, as applicable. This includes forfeiture of the unvested portion of the Option granted on this agreement at the time of termination and or resignation, as applicable.

9.	Restrictive Covenants.

A.
General. The Company and the Executive hereby acknowledge and agree that (i) the Executive will come into the possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of the Company (the "Trade Secrets"), (ii) the restrictive covenants contained in this Section 9 are justified by legitimate business interests of the Company, including, but not limited to, the protection of the Trade Secrets, in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 9 are reasonably necessary to protect such legitimate business interests of the Company.

B.
Non-Competition. During the period of the Executive's employment with the Company and for two years after the termination of the Executive's employment with the Company, the Executive will not, directly or indirectly, on the Executive's own behalf or as a partner, officer, director, trustee, executive, agent, consultant, investor or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with the principal business or activity conducted by Company and any of its majority-owned subsidiaries, namely, the licensing, manufacture, and/or distribution to wholesalers of fragrances. The business or activity conducted by the Company and its majority-owned subsidiaries shall be deemed to also include any business not currently conducted by the Company, but which during the Term of this Agreement comes to comprise 30% of the Company's net sales or operating income for any fiscal quarter. The foregoing shall not be deemed to prevent the Executive from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Executive is not deemed to be the beneficial owner of more than 5% of the class of securities that are so publicly traded.

C.
Confidentiality. During and following the period of the Executive's employment with the Company, the Executive will not use for the Executive's own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its affiliates and which was acquired by the Executive at any time prior to or during the Term of the Executive's employment with the Company, except with the specific prior written consent of the Company.

D.
Work Product. The Executive agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Company and its affiliates, and all existing or future products or services, which are conceived, developed or made by the Executive (alone or with others) during the Term of this Agreement ("Work Product") belong to the Company. The Executive will cooperate fully in the establishment and maintenance of all rights of the Company and its affiliates in such Work Product. The provisions of this Section 9(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Executive after the termination of the Agreement with respect to Work Product created during the Term of this Agreement.

E.
Non Solicitation. During the Term of this Agreement, and until two years after the termination of Executive's employment with the Company, the Executive shall not, directly or indirectly (i) induce any person or entity that is a contract manufacturer, supplier or wholesale distributor of the Company's products to manufacture for, supply, distribute for or otherwise patronize any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority-owned subsidiaries, (ii) canvass, solicit or accept any business with respect to any fragrance from any person or entity which is an actual or proposed licensor of brands or fragrance product lines to the Company, (iii) request or advise any person or entity which is a customer of the Company to withdraw, curtail or cancel any such customer's business with the Company (provided that the Executive after the Term of this Agreement, if it is terminated without Cause by the Company or for Good Reason by the Executive, may engage in the sale of other fragrance products to the same retailers that the Company sells its fragrance products to), or (iv) employ, solicit for employment or knowingly permit any entity or business directly or indirectly controlled by him to employ or solicit for employment, any person who was employed by the Company or its majority-owned subsidiaries at or within the then prior six months, or in any manner seek to induce any such person to leave his or her employment.

F.
Non-Disparagement. The Executive will not during employment or at anytime thereafter criticize, ridicule, or make any statement or perform any act which disparages or is derogatory of the Company or of any subsidiary, officer, director, agent, employee, contractor, customer, vendor, supplier, licensor or licensee of the Company. The Company will not, during the Term hereof or at anytime thereafter, criticize, ridicule or make any statement or perform any act which disparages or is derogatory of the Executive.

Enforcement. The parties agree and acknowledge that the restrictions contained in this Section 9 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any covenant or agreement contained in this Section 9 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. The Employee agrees and acknowledges that the breach of this Section 9 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 9, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

10.	Section 409A.

A.
General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirement of Code Section 4709A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

B.
Distribution on Account of Separation from Service.  To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Code section 409A

C.
No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

D.
Six Month Delay for Specified Employees. In the event that the executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this agreement constitutes deferred compensation under Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earliest, de the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out provided in a single lump sum at the end of such required delay period  in order to catch up to the original payment schedule.

E.
Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

F.
Executive Benefits. With respect to any Executive Benefits that do not comply with (or are not exempt from) Code section 409A, to the extent applicable, the Executive shall  be deemed to receive from the company a monthly payment necessary for the Executive to purchase the benefit in question.

11.
Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject; (ii) the Executive is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement will be the Executive's valid and binding obligation, enforceable in accordance with its terms.

12.
Assignment. The Executive may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to the Executive or any rights which the Executive may have under this Agreement.  Neither the Executive nor the Executive's beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement.  This Agreement will inure to the benefit of and will be binding upon any successor to the Company and any successor to the Company shall be authorized to enforce the terms and conditions of this Agreement, including the terms and conditions of the restrictive covenants contained in Section 10 hereof.  As used in this Agreement, the term "successor" means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Company.  This Agreement may not otherwise be assigned by the Company.

13.	Governing Law. This Agreement shall be governed by the laws of Florida without regard to the application of conflicts of laws.

14.
Entire Agreement.  This Agreement constitutes the only agreements between Company and the Executive regarding the Executive's employment by the Company.  This Agreement supersedes any and all other agreements and understandings, written or oral, between the Company and the Executive regarding the subject matter hereof and thereof, including, but not limited to the Executive Employment Agreement between the Company and the Executive dated April 1, 2010.  A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision.  This Agreement may be amended, modified or changed only by further written agreement between the Company and the Executive, duly executed by both Parties.

15.
Dispute Resolution and Venue.  If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to litigation.  In the event any party to this Agreement commences any litigation, proceeding or other legal action with respect to any claim arising under this Agreement,  the Parties hereby (a) agree that any such litigation, proceeding or other legal action shall be brought exclusively in a court of competent jurisdiction located within Broward County, Florida, whether a state or federal court; (b) agree that in connection with any such litigation, proceeding, or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) and to service of process upon them in accordance with the rules and statutes governing service of process or in accordance with the notice provisions contained herein; and (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action was brought in an inconvenient forum.  The Parties expressly agree that any breach of this Agreement shall be deemed to have occurred in such County. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

16.
Severability; Survival.  In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties intention.  The provisions of Section 10 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or the Employee's relationship with the Company.

17.
Notices.  Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid.  Any notice to be given by the Executive hereunder will be addressed to the Company to the attention of the Committee at its main offices, currently 5900 N Andrews Ave Suite #500, Fort Lauderdale, FL 33309 with a copy provided to the Company's counsel, Squire Sanders & Dempsey, LLP200 South Biscayne Boulevard, Suite 4000, Miami, FL 33131, Attn:  Alvin Davis.  Any notice to be given to the Executive will be addressed to the Executive at the Executive's residence address last provided by the Executive to Company.  Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

18.	Headings. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

PARLUX FRAGRANCES, INC.

By:	/s/ Frederick E. Purches
Frederick E. Purches
CEO and Chairman

EXECUTIVE

By:	/s/ Raymond J. Balsys
Raymond J. Balsys